                                                                  EXHIBIT 2.2


                            UNITED STATES BANKRUPTCY COURT

                                 DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - x

In re                               :   Chapter 11

COUNTY SEAT, INC., COUNTY           :   Case No. 96-1637 (HSB)
SEAT STORES, INC., and
CSS TRADE NAMES, INC.               :   Jointly Administered

                         Debtors.   :

- - - - - - - - - - - - - - - - - - x





                FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER
            11 U.S.C. Sections  1129(a) AND (b) AND FED. R. BANKR. P. 3020
                  CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION OF
             COUNTY SEAT STORES, INC., DATED AUGUST 22, 1997, AS MODIFIED

                                       RECITALS

          WHEREAS, on August 22, 1997, County Seat Stores, Inc. ("County Seat" or the "Debtor"), one of the debtors and debtors-in-possession (collectively the "Debtors") in the above-captioned cases, filed the First Amended Plan of Reorganization of County Seat Stores, Inc. (such plan, as transmitted to parties-in-interest being the "Original Plan" and, as modified by this Confirmation Order the "Plan")(1) and the First Amended Disclosure

___________________
(1) Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan (a copy of which is annexed hereto as Exhibit A). Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the United States Bankruptcy Code, 11 U.S.C. Sec. 101-1330, as amended (the "Bankruptcy Code"), or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

Statement with Respect to Plan Of Reorganization of County Seat Stores, Inc. (as subsequently amended and transmitted to parties-in-interest, the "Disclosure Statement");

          WHEREAS, on August 22, 1997, the Court entered an order (such order, as corrected and entered on August 27, 1997, the "Solicitation Procedures Order") that, among other things, (i) approved the Disclosure Statement under section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (ii) fixed October 1, 1997, as the date for the commencement of the hearing to consider confirmation of the Original Plan (the "Confirmation Hearing"), (iii) approved the form and method of notice of the Confirmation Hearing (the "Confirmation Hearing Notice"), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Original Plan; and

          WHEREAS, the Confirmation Hearing Notice, the Disclosure Statement, the Original Plan, and, as to Class 4 General Unsecured Claims and Class 6 Old Preferred Stock Interests, a ballot and return envelope (such ballot and envelope being referred to as a "Ballot"), were transmitted in accordance with Fed. R. Bankr. P. 3017(d) and the Solicitation Procedures Order as set forth in the declaration of mailing of Daniel Oscar Porcelli of Donlin, Recano & Co., Inc., dated September 22, 1997, and the supplemental declaration of mailing of Ferdinand Pineda of Donlin, Recano & Co., Inc. dated September 22, 1997; and

          WHEREAS, the Debtor filed the affidavits of John Manfredi, Advertising Clerk of the Publisher of THE WALL STREET

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JOURNAL (national edition), sworn to September 5, 1997, Tom Cucullu, Advertising
Clerk of THE DALLAS MORNING NEWS, sworn to September 5, 1997, and Katherine L. McCurry, an employee of the MINNEAPOLIS STAR TRIBUNE sworn to September 5, 1997, attesting to the fact that the Confirmation Hearing Notice was published in accordance with the Solicitation Procedures Order; and

          WHEREAS, the Debtor filed the affidavit of Gerard A. Mortillaro of Donlin, Recano & Company, sworn to September 30, 1997, attesting to and certifying (i) the method and results of the ballot tabulation for the Class 4 General Unsecured Claims and Class 6 Old Preferred Stock Interests voting to accept or reject the Original Plan, and (ii) those Classes of Claims and Interests in which creditors were entitled to, but did not, vote (the "Voting Report"); and

          WHEREAS, the Confirmation Hearing was held on October 1, 1997.

          NOW, THEREFORE, based upon (i) the Court's review of the affidavits and Voting Report previously filed with the court, (ii) all of the evidence proffered or adduced at, objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing, and (iii) the entire record of these Chapter 11 cases (the "Chapter 11 Cases"); and after due deliberation thereon and good cause appearing therefor,

                       FINDINGS OF FACT AND CONCLUSIONS OF LAW

     IT IS HEREBY FOUND AND DETERMINED THAT(2)

          A. EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C. Sections 157(B)(2) AND 1334(A)). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. Sections 157 and 1334 and the standing orders of referral, dated July 23, 1984 and June 13, 1994, of the United States District Court for the District of Delaware. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

          B. JUDICIAL NOTICE. This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and argument made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearing to consider the adequacy of the Debtor's Disclosure Statement.

          C. TRANSMITTAL AND MAILING OF MATERIALS; NOTICE. All due, adequate and sufficient notice of the Plan and of the Confirmation Hearing, along with all deadlines for voting on or

_________________
(2) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. SEE Fed.
     R. Bankr. P. 7052.

filing objections to the Plan, has been given to all known holders of Claims and Interests in accord with the procedures set out in the Solicitation Procedures Order. The Disclosure Statement, Original Plan, Ballots, and Confirmation Hearing Notice were transmitted and served in compliance with the Solicitation Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

          D. SOLICITATION. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the August Disclosure Statement, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.

          E. DISTRIBUTION. All procedures used to distribute and tabulate ballots to the applicable holders of Claims and Interests were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and all other rules, laws, and regulations.

          F. CLASSES THAT HAVE VOTED TO ACCEPT THE PLAN. As evidenced by the Voting Report which certified both the method and results of the voting, Classes 4 and 6, have accepted the

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Plan pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy
Code.  Thus, at least one impaired class of claims has voted to accept the Plan.

          G. CLASSES DEEMED TO HAVE ACCEPTED PLAN. Classes 1, 2, and 3 are not impaired and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

          H. CLASSES DEEMED TO HAVE REJECTED PLAN. Classes 5 and 7 will receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

          I. BURDEN OF PROOF. The Debtor, as proponent of the Plan, has the burden of proving the elements of sections 1129(a) and (b) by a preponderance of the evidence.

          J. PLAN COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. Section 1129(A)(1)). The Plan complies with the applicable provisions of the
Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

               1. PROPER CLASSIFICATION (11 U.S.C. Sections 1122, 1123(A)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be designated, the Plan designates seven (7) Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

               2. SPECIFY UNIMPAIRED CLASSES (11 U.S.C. Section
     1123(A)(2)). The Plan specifies that Classes 1, 2 and 3 are not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

               3. SPECIFY TREATMENT OF IMPAIRED CLASSES (11 U.S.C. Section 1123(A)(3)). Section 4.2 of the Plan designates Classes 4, 5, 6, and 7 as impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

               4. NO DISCRIMINATION (11 U.S.C. Section 1123(A)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

               5. IMPLEMENTATION OF PLAN (11 U.S.C. Section 1123(A)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

               6. NONVOTING EQUITY SECURITIES (11 U.S.C. Section 1123(A)(6)). Pursuant to Section 9.4 of the Plan, Reorganized County Seat's Restated Certificate of Incorporation and Bylaws, filed with the Court as Exhibits C and D of the Plan, respectively, prohibit the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

               7. SELECTION OF OFFICERS AND DIRECTORS (11 U.S.C. Section 1123(A)(7)). At or prior to the Confirmation Hearing, the Debtor properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals proposed to serve as directors or officers on and after the Consummation Date. The appointment or employment of such individuals and the proposed compensation and indemnification arrangements for the officers and directors of Reorganized Count Seat is consistent with the interests of the creditors and equity security holders and with public policy and, accordingly, satisfies the requirements of Section 1123(a)(7) of the Bankruptcy Code.

               8. ADDITIONAL PLAN PROVISIONS (11 U.S.C. Section  1123(B)).
     The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, including provisions for
     (i) the disposition of executory contracts and unexpired leases; (ii) Reorganized County Seat's retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) all claims, rights or causes of action, suits and proceedings, whether in law or in equity, known and unknown, that the Debtor may have against various Persons; and (iii) releases of and covenants not to sue various Persons, exculpation of various persons and entities with respect to actions taken in furtherance of the Chapter 11 Cases, and preliminary and permanent injunctions against certain actions against the Debtor and its property.

               9. FED. R. BANKR. P. 3016(A). The Original Plan is dated and identifies the entity submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

          K. DEBTOR'S COMPLIANCE WITH BANKRUPTCY CODE (11 U.S.C. Section 1129(A)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.
Specifically:

               1. The Debtor is a proper debtor under section 109 of the Bankruptcy Code and proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

               2. The Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court.

               3. The Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Original Plan, the Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Original Plan.

          L. PLAN PROPOSED IN GOOD FAITH (11 U.S.C. Section 1129(A)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan and taken into account the absence of any objections pursuant to section 1129(a)(3) of the Bankruptcy Code. SEE Fed.
R. Bankr. P. 3020(b). The Debtor's Chapter 11 Case was filed, and the Plan was proposed, with the legitimate and honest purpose of reorganizing the Debtor's business and maximizing the recovery to creditors and equity security holders and preserving the jobs of the Debtor's employees.

          M. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. Section 1129(A)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with its Chapter 11 Case, including all administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

          N. DIRECTORS, OFFICERS, AND INSIDERS (11 U.S.C. Section 1129(A)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code and has disclosed the identity of the directors and senior officers of Reorganized County Seat.

          O. NO RATE CHANGES (11 U.S.C. Section 1129(A)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

          P. BEST INTERESTS OF CREDITORS TEST (11 U.S.C. Section 1129(A)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis in Section XI.D of the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive, credible and accurate as of the dates such evidence was prepared or presented, or (b) have not been controverted by other evidence or challenged in any of the Objections, (c) are based upon reasonable and sound assumptions, (d) provide a reasonable estimate of the liquidation values upon conversion to a Chapter 7 proceeding, and (e) establish that each holder of a Claim or Interest in an impaired Class either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the effective date of the Plan, that is not less that the amount that it would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

          Q. ACCEPTANCE BY CERTAIN CLASSES (11 U.S.C. Section 1129(A)(8)). The Claims in Classes 1, 2 and 3 are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Claims in Classes 4 and the Interests in Class 6 are Impaired and the holders of Claims and Interests in such Classes were notified of the consequences of voting to accept the Plan and have accepted the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. The holders of Claims in Classes 5 and Interests 7 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Classes 5 and 7, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to those Classes. SEE paragraph W below.

          R. TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS (11 U.S.C. Section 1129(A)(9)). The treatment of Administrative Claims under Section 2.1 of the Plan, Other Priority Claims under Section 5.1 of the Plan, and Priority Tax Claims under Section 2.2 of the Plan satisfies the requirements of section 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code, respectively.

          S. ACCEPTANCE BY IMPAIRED CLASS (11 U.S.C. Section 1129(A)(10)). Class 4 (General Unsecured Claims), is an Impaired class of Claims that has voted to accept the Plan, and, to the Debtor's knowledge, does not contain "insiders", thus satisfying section 1129(a)(10) of the Bankruptcy Code.

          T. FEASIBILITY (11 U.S.C. Section 1129(A)(11)).  The Plan satisfies section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized County Seat. The Plan presents a workable scheme of organization and operation and there is a reasonable probability that the provisions of the Plan will be performed. The Plan is found and determined to be feasible. Reorganized County Seat will have adequate capital to undertake its business plan and meet its ongoing obligations, and will be under the control of competent management.

          U. PAYMENT OF FEES (11 U.S.C. Section 1129(A)(12)). All fees payable under 28 U.S.C. Section 1930 have been paid or will be paid on the Consummation Date thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

          V. CONTINUATION OF RETIREE BENEFITS (11 U.S.C. Section 1129(A)(13)). The Debtors are not obligated to, and do not, pay any "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code. Thus, section 1129(a)(13) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

          W. FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. Section 1129(B)). Classes 5 and 7 (the "Rejecting Classes") are impaired Classes of unsecured Claims and Interests that are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. These are the only Classes that have not accepted, or been deemed to have accepted, the Plan. The Debtor had previously requested confirmation of the Plan notwithstanding the requirement of Section 1129(c)(8) of the Bankruptcy Code. At the Confirmation Hearing the Debtor presented uncontroverted evidence that the Plan does not discriminate unfairly and is fair and equitable with respect to each of the Rejecting Classes, as required by section 1129(b)(1) of the Bankruptcy Code. Thus, the Plan may be confirmed notwithstanding the Debtor's failure to satisfy section 1129(a)(8) of the Bankruptcy Code.

          X. PRINCIPAL PURPOSE OF PLAN (11 U.S.C. Section 1129(D)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. Section
77e).

          Y. MODIFICATIONS TO PLAN. The modifications to the Original Plan set forth in this Order constitute technical changes and do not materially adversely affect or change the treatment of any Claim or Interest. Accordingly, pursuant to Fed. R. Bankr. P. 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code, nor do they require that holders of

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Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Original Plan. Disclosure of the modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of this case.

          Z. GOOD FAITH SOLICITATION (11 U.S.C. Section 1125(E)). The Debtor and its agents, accountants, business consultants, representatives, attorneys, and advisors, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 11.5 of the Plan.

          AA. ADEQUATE ASSURANCE. No non-Debtor party to any executory contract or unexpired lease assumed pursuant to Section 8.1 of the Plan has objected to such assumption. The Debtor has (i) cured, or provided adequate assurance that Reorganized County Seat will cure, defaults (if any) under or relating to each executory contract or unexpired lease assumed under the Plan and (ii) pursuant to Section 8.3 of the Plan, provided a reasonable and appropriate procedure for resolving disputes, if any, to cure amounts.

          BB. REORGANIZED COUNTY SEAT WILL NOT BE INSOLVENT NOR LEFT WITH UNREASONABLY SMALL CAPITAL. As of the occurrence of the Consummation Date, Reorganized County Seat will not be insolvent and will not reasonably be expected to be rendered

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insolvent or left with unreasonably small capital to operate its business as a result of the Plan, the issuance of the New Senior Notes, entering into the New Credit Facility or any other transactions contemplated by the Plan.

          CC. SATISFACTION OF CONFIRMATION REQUIREMENTS. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.


          DD. SATISFACTION OF CONDITIONS TO CONFIRMATION. The conditions to confirmation set forth in Section 12.1 of the Plan have been satisfied or will be satisfied by entry of this Confirmation Order.

          EE. SATISFACTION OF CONDITIONS TO CONSUMMATION. The conditions to consummation set forth in Section 12.2 of the Plan will be satisfied or authorized by the entry of this Confirmation Order.

          FF. WAIVER OF CONDITIONS. The conditions to Confirmation and Consummation, set forth in Sections 12.1 and 12.2 of the Plan, shall be subject to waiver by County Seat in its sole discretion.

          GG. EXIT FINANCING. The exit financing required under the Plan will take the form of: (a) entrance into the New Credit Facility and (b) issuance of New Senior Notes and Series A Warrants. The exit financing agreements and all documents, instruments, certificates, opinions and assurances as may be requested in connection therewith are in the best interests of the Debtor, its estate, and Reorganized Debtor.

          HH   RELEASES AND DISCHARGES.  The releases and discharges of claims and Causes of Action described in Article XI of the Plan constitute a good faith compromise and settlement of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of holders of Claims and Interests, are fair, equitable, reasonable and are integral elements of the restructuring an resolution of this case in accordance with the Plan.

          II. RETENTION OF JURISDICTION. The Court may properly retain jurisdiction over the matters set forth in Article XIII of the Plan and paragraph 29 below.

                                       DECREES

          NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT,

          1. CONFIRMATION. The Plan, as modified herein, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the exhibits thereto are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

          2. OBJECTIONS. All Objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits. With respect to the three objections as to the treatment of certain Priority Tax Claims, the Debtor is hereby authorized to pay the taxing authorities making such objections the full Allowed amount of their Priority Tax Claim on the Consummation

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Date pursuant to Section 2.2(c) of the Plan and the terms set forth on the record at the Confirmation Hearing.

          3. PROVISIONS OF PLAN AND ORDER NONSEVERABLE AND MUTUALLY DEPENDENT. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

          4. PLAN CLASSIFICATION CONTROLLING. The classification of Claims for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to and/or returned by the Debtors' creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) may not be relied upon by any creditor as representing the actual classification of such Claims under the Plan for distribution purposes.

          5. BINDING EFFECT. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to consummation of the Plan, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (a) the Debtor, (b) Reorganized County

Seat, (c) all holders of Claims against and Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (e) each Person acquiring property under the Plan, (f) any other party in interest, (g) any Person making an appearance in these Chapter 11 Cases, and (h) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

          6. REVESTING OF ASSETS. As provided in Section 9.1 of the Plan, the property of the Debtor's bankruptcy estate shall revest in Reorganized County Seat on or following the Consummation Date. Reorganized County Seat may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Consummation Date, all property of County Seat shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or this Order.

          7. PAYMENT OF DIP FACILITY. On the Consummation Date, all obligations of County Seat under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Without limiting the foregoing, with the consent of the DIP Lenders, any letters of credit that have not expired will be replaced with letters of credit as a part of the post-confirmation financing to be obtained by County Seat or Reorganized County Seat, as the case may be. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations will be deemed canceled and will be of no further force and effect.

          8. DISCHARGE, RELEASES, LIMITATIONS OF LIABILITY AND INDEMNIFICATION. The discharge of County Seat and releases provided in Section 11.1 of the Plan, the exculpation and limitation of liability provisions set forth in Section 11.5 of the Plan and the indemnification obligations set forth in Section 11.6 of the Plan are hereby approved.

          9. AUTOMATIC STAY.  The stay in effect in this case pursuant to
Section 362(a) of the Bankruptcy Code shall continue to be effect until the Consummation Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction in the Plan and/or Sections 524 and 1141 of the Bankruptcy Code except that nothing herein shall bar the filing of financing documents or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Order.

          10. ASSUMPTION OR REJECTION PRIOR TO CONSUMMATION. Unless previously assumed or rejected by order of the Court or pursuant to Section 365 of the Bankruptcy Code prior to the date hereof and notwithstanding anything to the contrary contained in the Plan, the Debtor may assume, reject and/or assume and assign any executory contract or unexpired lease in accordance with Section 365 of the Bankruptcy Code to the extent a motion seeking the assumption, rejection and/or assumption and assignment of such leases or executory contracts is filed on or before entry of this Order (the "Pending Motions"). County Seat shall have the right to request alternative relief with respect to the Pending Motions, prior to the granting thereof.

          11. POST CONFIRMATION LEASE AMENDMENTS. County Seat is hereby authorized to amend the leases identified at the Confirmation Hearing (the "Pending Leases") upon terms substantially similar to the reflected on the respective summary of basic economic terms which was submitted into evidence at the Confirmation Hearing. Each Pending Lease shall be deemed amended and assumed as of the Consummation Date upon execution of final documentation mutually acceptable to County Seat and the non-Debtor parties to such lease. In the event County Seat and the non-Debtor parties to any Pending Lease are unable to reach an agreement with respect to final documentation by November 1, 1997, County Seat may, by providing written notice to such non-Debtor parties within 7 days thereafter (i) reject such Pending Lease effective as of the Confirmation Date or such other date as the Court may order, in which case the non-Debtor parties to such lease shall retain the right to file a claim for rejection damages in accordance with paragraph 13 of this Confirmation Order as if such lease were listed on the schedule of rejected leases attached as Exhibit B of the Plan, PROVIDED THAT, such non-Debtor parties shall have 30 days after the mailing of County Seat's notice to reject such lease to file such claim, or (ii) assume such Pending Lease in accordance with Paragraph 12 of this Confirmation Order, PROVIDED THAT, the 45-day period referred to in Section 8.3 of the Plan shall commence 45 days after the mailing of written notice of County Seat's election to assume such lease. The Bankruptcy Court shall retain jurisdiction to resolve any disputes with respect to any amendments to, or the rejection or assumption of, the Pending Leases.

          12. ASSUMED CONTRACTS AND LEASES. Except as otherwise provided in the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, all of the executory contracts and unexpired leases to which the Debtor is a party are hereby deemed assumed (including the New Forman Employment Agreement), effective as of the Consummation Date, except those contracts or leases which (a) have previously been rejected by County Seat, (b) are the subject of a motion to reject filed on or before the Confirmation Date, (c) have been previously terminated by the parties, or (d) are listed on the schedule of Rejected Contracts annexed to the Plan as Exhibit B. Any monetary amounts by which an executory contract or unexpired lease may be in default shall be satisfied in accordance with section 365(b)(1) of the Bankruptcy Code and any disputes with respect thereto shall be resolved in accordance with Section 8.3 of the Plan.

          13. REJECTED CONTRACTS AND LEASES. The executory contracts and unexpired leases listed on Exhibit B of the Plan are hereby deemed rejected. If the Debtor's rejection of any such executory contract or unexpired lease gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtor or Reorganized County Seat unless a proof of Claim is filed with the Bankruptcy Court and served on counsel for Reorganized County Seat within 30 days after the service of notice (described in paragraph 31 below) of entry of this Confirmation Order.

          14. CERTAIN LANDLORD'S RIGHTS RESERVED. Notwithstanding anything to the contrary in the Plan or this Confirmation Order (but subject to the provisions of paragraph 15 below), the Plan shall not affect, nor constitute a release of, any rights of Berkshire Mall Group, Poughkeepsie Galleria Company, PCK Development Company, Pyramid Company of Ithaca, Pyramid Champlain Company, Crystal Run Company, LP, successor to PCM Development Company, Silver City Galleria Group, Independence Mall Group, Pyramid Company of Buffalo, Pyramid Company of Watertown, Pyramid Company of Holyoke, Carousel Center Company, LP, and Pyramid Crossgates Company (collectively, the "Pyramid Landlords") to (a) offset a mutual debt owing by any of the Pyramid Landlords to the Debtor pursuant to Sections 553 and 506 of the Bankruptcy Code, or (b) assert rights of recoupment against the Debtor (in accordance with applicable law), all of such rights, debts and claims are specifically preserved and reserved notwithstanding any release, discharge, satisfaction or settlement under the Plan or this Order, and the Pyramid Landlord's liens, if any, shall survive confirmation of the Plan.

          15.  TREATMENT OF CERTAIN OFFSET RIGHTS.     Notwithstanding anything
to the contrary in the Plan or this Confirmation Order, to the extent any final judgment or order is rendered in the currently pending action in the United States District Court for the Northern District of New York, Civ.No. 96-CIV-1215-RSP-DNH, or in any other action alleging the same or similar facts brought by the Debtor against the Pyramid Landlords (collectively, the "Action"), then, to the extent that a Pyramid Landlord is entitled to assert counterclaims or rights of offset or recoupment in the Action:

               a. if the final judgment or order is in the Debtor's favor against any Pyramid Landlord for an amount less than such Pyramid Landlord's claim against the Debtor, the amount by which that Pyramid Landlord's claim exceeds the amount of any such final judgment or order against the Pyramid Landlord shall be treated as an unsecured claim under and in accordance with the Plan.

               b. if the final judgment or order is in the Debtor's favor against any Pyramid Landlord for an amount in excess of that Pyramid Landlord's claim against the Debtor, the amount of such judgment or order shall be reduced by the amount of the Pyramid Landlord's claim.

               c. if the final judgment or order dismisses the Debtor's causes of action against any Pyramid Landlord, the amount of such Pyramid Landlord's claim against the Debtor shall be treated as an unsecured claim under and in accordance with the Plan.

          16. ASSIGNMENT AND SUBLETTING OF CERTAIN LEASES. Notwithstanding anything contained in either the Plan or the Disclosure Statement to the contrary, the provisions of the leases between Pyramid Crossgates Company, Crystal Run Company, LP, Corporate Property Investors and the Debtor regarding the assignment or subletting of leases shall be applicable to any attempted assignment or sublet occurring after the Consummation Date, and any assignment or subletting before the Consummation Date shall be on notice to the affected landlords and in accordance with section 365(b)(1) of the Bankruptcy Code.

          17. EXTENSION OF TIME TO ASSUME OR REJECT COMDISCO EQUIPMENT LEASE. Notwithstanding any provision in the Plan or this Order to the contrary, in order to preserve the status quo while the Debtor and Comdisco, Inc. attempt to finalize documentation with respect to a proposed amendment to a certain Master Lease Agreement dated July 7, 1995 (the "Master Lease") and obtain the approval of the Bankruptcy Court and the Creditors' Committee with respect to such amendment, the Debtor shall have until the Consummation Date to determine whether to assume or reject the Master Lease

          18. MODIFICATIONS TO PLAN. At the request of its proponents, the Original Plan is hereby modified pursuant to 11 U.S.C. Section 1127(a) as set forth in this Confirmation Order, including, but not limited to, decretal paragraphs 11, 14, 15, 16, 17 and 21 hereof AND as follows:

               a. With respect to Section 5.2 of the Plan, there shall be deemed inserted after the word "agreements" in the second to the last line of such section, the phrase "or the statutes giving rise to such claims".

               b. With respect to Section 11.1(b) of the Plan, the period at the end of such section shall be deemed deleted and after the word "Plan" there shall be deemed inserted the phrase "; PROVIDED, HOWEVER, that the releases provided in this section shall not apply to or otherwise affect the claims, if any, of the United States of America EX REL, the Internal Revenue Service against parties other than County Seat or Reorganized County Seat."

               c.   With respect to the second grammatical paragraph of Section
     9.6 of the Plan, the phrase beginning "a date which is" through the end of such sentence shall be deemed deleted and there shall be deemed inserted in its place the phrase "Consummation Date."

               d. The last sentence of Section 9.3 of the Plan shall be deemed deleted and in its place there shall be deemed inserted the following:
     "Three additional directors (the "Committee Designated Directors") shall be selected by the Creditors' Committee by announcing their identities at the Confirmation Hearing. The remaining two directors shall be selected by the Committee Designated Directors at the first meeting of directors held after the Consummation Date."

The Original Plan and the modifications set forth above together constitute the Plan.

          19. GENERAL AUTHORIZATIONS.  County Seat is authorized and empowered
(i) to execute, deliver, modify and/or file all exhibits to the Plan, documents and agreements introduced into evidence by the Debtor at the Confirmation Hearing (including all exhibits and attachments thereto) and any and all other documents and agreements necessary to consummate and implement the Plan and (ii) to perform any and all corporate acts and/or actions in implementing the Plan, including but not limited to the following:

               a. ARTICLES OF INCORPORATION. To file the Restated Certificate of Incorporation substantially in the form as that attached as Exhibit C to the Plan with the Secretary of State of the State of Minnesota, and upon such filing, the Restated Bylaws substantially in the form as that attached as Exhibit D to the Plan shall be deemed effective pursuant the general corporate laws of the state of Minnesota without further corporate act or action and without any requirement of further action by the stockholders or directors of County Seat. Without limitation, as of the Consummation Date, each of the directors of the Debtor shall be deemed to have resigned and each of the persons designated in the Plan, this Confirmation Order or by the

     Creditors' Committee and disclosed at the Confirmation Hearing shall be deemed to be elected as a member of the Post Reorganization Board.
               b. NEW CREDIT FACILITY. To execute and deliver any of the documents and to perform any and all actions related to the New Credit Facility without further corporate act or action under applicable law and without any requirement of further action by the stockholders or directors of County Seat. The New Credit Facility contemplates the creation of new liens and security interests. The security interests and liens granted to the New Credit Facility lenders under the New Credit Facility documents (and all documents, instruments and agreements related thereto and annexes, exhibits and schedules appended thereto, and/or other documents related to the Plan) shall constitute, as of the Consummation Date, legal, valid and duly perfected first priority liens and security interests in and to the collateral specified therein, subject only, where applicable, to the pre-existing liens and security interests specified therein or contemplated thereby.

               On the Consummation Date, all of the security interests and liens to be created pursuant to the New Credit Facility shall be deemed created and shall be valid and perfected without any requirement of filing or recording of financing statements, mortgages or other evidence of such security interests and liens and without any approvals or consents from governmental entities or any other persons and regardless of whether or not there are any omissions, errors or deficiencies in the property descriptions attached to any filing or New Credit Facility document.

               c. NEW COMMON STOCK. To execute and deliver any and all documents and perform any and all actions relating to the issuance and distribution of the New Common Stock, as well as all other matters involving undertakings and commitments relating to such securities as contemplated by the Plan, including but not limited to the listing of securities for trading and the registration of the offer and sale of securities of County Seat, all of which shall be deemed effective and authorized without further corporate act or action under applicable law and without any requirement of further action by the stockholders or directors of County Seat.

               d. NEW SENIOR NOTES. To issue the New Senior Notes, as well as all other matters involving undertakings and commitments relating to such securities as contemplated by the Plan, including but not limited to the listing of securities for trading and the registration of the offer and sale of securities of County Seat.

               e. NEW SENIOR NOTE AND WARRANT PURCHASE AGREEMENT. To execute, deliver and perform any and all of the documents or acts related to the New Senior Note and Warrant Purchase Agreement and any indenture related thereto, all of which shall be deemed authorized pursuant to applicable law without further corporate act or action and without requirement of further action by the stockholders or directors of County Seat.

               f. NEW SERIES B WARRANTS. To execute, deliver and perform any and all of the documents or acts related to the New Series B Warrants, as well as all other matters involving undertakings and commitments relating to such securities as contemplated by the Plan, including but not limited to the listing of securities for trading and the registration of the offer and sale of securities of County Seat.

               g.   REGISTRATION RIGHTS AGREEMENT.     To execute, deliver and
     perform any and all of the documents or acts related to the Registration Rights Agreement.

          20. EXEMPTION FROM CERTAIN TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan, shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to comply with the foregoing and this Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

          21. BAR DATE FOR ADMINISTRATIVE CLAIMS. Pursuant to Section 6.1 of the Plan and unless as otherwise ordered by this Court, all holders of asserted Administrative Claims, other than Professional Fees and Claims arising under the DIP Facility, not paid prior to the Confirmation Date must file with the Bankruptcy Court and serve on counsel for the Debtor and the Creditors' Committee requests for payment on or before 30 days after the Consummation Date (the "Administrative Claims Bar Date") or forever be barred from doing so. All applications for final allowance of compensation and reimbursement of Professional Fees and expenses ("Final Fee Applications") pursuant to sections 327, 328, 330, 331, or 1103 of the Bankruptcy Code must be filed with the Bankruptcy Court and served on counsel for County Seat and the Creditors' Committee on or before 60 days after the Consummation Date (the "Professional Fees Bar Date"). Notice of the occurrence of the Consummation Date served on all parties entitled to notice of entry of this Confirmation Order shall set forth the Administrative Claims Bar Date and the Professional Fees Bar Date and constitute adequate and sufficient notice of the such bar dates. The Debtor shall have 60 days after the Administrative Claims Bar Date to review and object to such request for payment and 45 days following the Professional Fees Bar Date to review and object to Final Fee Applications (unless such objection periods are extended by order of this Court). Notwithstanding the foregoing, (i) no request for payment of an Administrative Claim which is paid or payable by the Debtor or

Reorganized County Seat in the ordinary course of business need be filed, and
(ii) the Debtor and Reorganized County Seat shall be authorized to pay any expenses, including any fees and expenses of professionals, accruing from and after the Consummation Date without any application to the Court.

          22. RESOLUTION OF CLAIMS. Except as otherwise ordered by this Court, any Claim other than an Administrative Claim that is not an Allowed Claim shall be determined, resolved, or adjudicated in accordance with the terms of the Plan. The Debtor or Reorganized County Seat, may (a) until 180 days after the Consummation Date (unless extended by order of this Court) file objections in this Court to the allowance of any Claims not heretofore objected to (whether or not a proof of Claim has been filed) and/or (b) amend its schedules at any time before its Chapter 11 Case is closed; PROVIDED, HOWEVER, that notwithstanding anything in the Plan or the Confirmation Order to the contrary, the agreements and contentions of the Debtor and the Pyramid Landlords regarding (i) whether section 502(b)(6) of the Bankruptcy Code or any other section of the Bankruptcy Code limits the amount of the Pyramid Landlords' claims and/or counterclaims against the Debtor, and (ii) in which court such claims and counterclaims should be determined, are not adjudicated pursuant hereto and are reserved by the Debtor and the Pyramid Landlords.

          23. ALLOWED INTERESTS. The Old Preferred Stock Interests shall be Allowed Interests with respect to each holder thereof based on the Share totals listed on Exhibit A of the Plan.

          24. EXEMPTION FROM SECURITIES LAWS. The provisions of Section 1145 of the Bankruptcy Code shall be applicable to the offering, issuance, and distribution of the New Common Stock and the Series B Warrants and the New Common Stock upon exercise of such Warrants. Therefore, these securities are exempt from the requirements of Section 5 of the Securities Act of 1933, as amended, as well as any state or local law requiring registration for the offer or the sale of these securities or the registration of the issuer.

          25. RECORD DATE. For purposes of determining the record holder of claims for distributions under the Plan, the record date shall be the fifth (5) Business Day following the Consummation Date.

          26. PAYMENT OF FEES.  All fees payable by County Seat under 28 U.S.C.
Section  1930 shall be paid.

          27. DISTRIBUTION OF EXCESS FUNDS. Amounts in respect of undeliverable distributions made through the Disbursing Agent of the indenture trustee, agent or servicer shall be returned to Reorganized County Seat until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the fifth (5th) anniversary of the Consummation Date. After such date, all unclaimed property shall revert to Reorganized County Seat and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

          28. FAILURE TO CONSUMMATE PLAN. In accordance with Section 14.5 of the Plan, if consummation of the Plan does not occur, then (a) the Plan and (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void in all respects. In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall
(i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other Person, (iii) constitute an admission of any sort by the Debtor or any other Person, or (iv) be construed as a finding of fact or conclusion of law with respect thereto.

          29. RETENTION OF JURISDICTION. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Consummation Date, this Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over those items and matters set forth in Article XIII of the Plan.

          30. AUTHORIZATION TO CONSUMMATE PLAN. The Court directs that Fed. R. Civ. P. 62(a) shall not apply to this Confirmation Order and authorizes the Debtor to consummate the Plan immediately after entry of this Confirmation Order.

          31. NOTICE OF ENTRY OF CONFIRMATION ORDER.  On or before the tenth
(10th) Business Day following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Fed.
R. Bankr. P. 2002(f)(7), 2002(k), and 3020(c) on all creditors, equity security holders, the United States Trustee and other parties in interest, by causing a notice of entry of the Confirmation Order in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved (the "Notice of Confirmation"), to be delivered to such parties by first class mail, postage prepaid. The Debtor is hereby authorized and directed to effect mailing of the Notice of Confirmation to holders of public debt and equity securities in the manner set forth in the Solicitation Procedures Order; PROVIDED, HOWEVER, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtor mailed a notice of the Confirmation Hearing, but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address" or "forwarding order expired," or similar reason, unless the Debtor has been informed in writing by such Person of that Person's new address. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

          32. CONSUMMATION DATE. Upon the occurrence of the Consummation Date, the Plan shall be deemed substantially consummated.

          33. REFERENCES TO PLAN PROVISIONS. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

          34. CONFIRMATION ORDER CONTROLLING. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; PROVIDED, HOWEVER, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification to the Plan and shall control and take precedence.

          35. Reorganized County Seat shall be authorized to pay any expenses, including any fees and expenses of professionals accruing from and after the Consummation Date, without any application to the Court.

          36. County Seat is authorized and empowered to retain, without further order of this Court, one or more exchange, disbursing or similar agents with respect to the distributions to be made under the Plan.

          37. PUBLICATION/NOTICE. Within five (5) Business Days after entry of this Confirmation Order, or within such further time as this Court may allow, the Debtor shall cause to be published one time in THE WALL STREET JOURNAL, the DALLAS MORNING NEWS and the MINNEAPOLIS STAR TRIBUNE notice of entry of this Confirmation Order in substantially the same form as that attached as Exhibit B hereto.

          38.  RIGHTS OF DIP LENDERS.   Notwithstanding anything herein to the
contrary, nothing in this Confirmation Order shall be deemed to alter, amend, or modify the terms, conditions, rights, and remedies of the agent and lender parties under the DIP Facility.

Dated:  Wilmington, Delaware
        October 1, 1997



                                /s/ Helen S. Balick
                              ------------------------------
                                   Hon. Helen S. Balick